Exhibit 99.1

FOR IMMEDIATE RELEASE

Avista Healthcare Public Acquisition Corp. Announces Pricing of

$300,000,000 Initial Public Offering

NEW YORK, NY, October 10, 2016 — Avista Healthcare Public Acquisition Corp. (the “Company”), a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 30,000,000 units at a price of $10.00 per unit. The units will be listed on the NASDAQ Capital Market and trade under the ticker symbol “AHPAU” beginning October 11, 2016. Each unit consists of one Class A ordinary share and one warrant to purchase one-half of one Class A common share.  Two warrants may be exercised for one whole Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NASDAQ Capital Market under the symbols “AHPA” and “AHPAW,” respectively.

Credit Suisse is serving as the sole book-running manager for the offering.  The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Credit Suisse, Prospectus Department, One Madison Avenue, New York, NY 10010; Telephone: (800) 221-1037; email: newyork.prospectus@credit-suisse.com.

A registration statement relating to the securities was declared effective by the SEC on October 7, 2016. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated.  Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”).  Copies are available on the SEC’s website, www.sec.gov.  The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:

Daniel Yunger and Kathleen Pierre, Kekst and Company

Email: Daniel.Yunger@kekst.com, Kathleen.Pierre@kekst.com